Schedule I

Transactions in the Last Sixty Days

Matthew D. Wilks
Date	Transaction	Shares	Price Per Share
02/26/2025	Purchase	288,756	$6.93

Farris Wilks
Date	Transaction	Shares	Price Per Share
02/26/2025	Purchase	338,756	$6.93

Farris Wilks
Date	Transaction	Shares	Price Per Share
03/10/2025	Sold 1,000 shares of Series A redeemable convertible preferred shares into Class A common stock, par value $0.01 per share	55,204	$20.00